                                     News Release (NYSE:RPT)

RPT Realty Announces Formation of New Net Lease Retail Real Estate Platform with Sovereign Wealth Fund GIC, Zimmer and Monarch

•The platform will target the acquisition of over $1.2 billion of net lease retail assets with a focus on essential and high credit quality tenants

•The initial investment portfolio is to be seeded with 42 single-tenant, net lease retail assets from RPT valued at $151 million

•RPT will retain a 6.4% equity interest in the platform, participate in new investments and earn fees as the manager of the platform

NEW YORK, March 4, 2021 - RPT Realty (NYSE:RPT) (the “Company” or “RPT”), a publicly traded real estate investment trust that owns and operates a portfolio of open-air shopping destinations principally located in top U.S. markets, today announced the formation of a new core net lease retail real estate platform (the “Platform”) with GIC Private Limited (“GIC”), Zimmer Partners (“Zimmer”) and Monarch Alternative Capital LP (“Monarch”).

GIC, Zimmer, Monarch and RPT have committed to fund $470 million in the Platform over the next three years for approved acquisitions, including the initial investment portfolio that is to be seeded by RPT. The Platform will target the acquisition of over $1.2 billion of strategic assets, creating a scalable, stable-growth investment platform.

Leveraging RPT’s operational expertise and tenant relationships, the Platform will seek to acquire net lease retail assets, including assets that have been sub-divided from a select set of currently owned RPT open-air centers as well as future RPT acquisitions. As a result, the Platform will facilitate the bifurcation of RPT owned shopping center revenues by segregating tenant cash flows based on growth profiles, retail use and credit, while allowing RPT to retain the tenant synergies of the separated components.

The Platform is to be seeded with 42 single-tenant, net lease retail assets (the “Initial Seed”) that have been or will be created by RPT upon the subdivision of certain parcels from its existing open-air shopping centers located in top 40 metropolitan areas. The Initial Seed was valued at $151 million and represents only 6% of RPT’s fourth quarter 2020 annualized base rent. The Initial Seed is expected to close in phases. RPT will retain a 6.4% stake in the Platform, will maintain day-to-day management of the portfolio and will earn management, leasing and construction fees. Additionally, RPT will invest up to $70 million in preferred equity that will be a component of Zimmer and Monarch’s equity commitment and will not be a direct obligation of the Platform. The formation of the Platform will create a durable fee income stream and enhance the efficiency of RPT’s existing general and administrative expenses as committed capital is deployed. The Company intends to use the proceeds from the initial seeding of assets to opportunistically accelerate its portfolio expansion into higher-growth and lower risk markets and to reduce leverage.

To date, the Platform has received commitments for a $175 million secured credit facility, subject to final loan documentation. The Platform expects to close on the syndication of the facility in March of 2021, subject to the satisfaction of certain conditions. The facility will include an accordion feature that allows the Platform to increase future potential commitments up to a total capacity of $500 million.

Brian Harper, President and Chief Executive Officer of RPT Realty, said, “We believe the current dislocation in the open-air retail sector compared to the triple-net lease sector has created unique investment opportunities based on our extensive analysis. Retail is a prime driver of the U.S. economy, whether delivered through ‘brick and mortar’ or online, and both require a strong infrastructure to drive results. The current market disruption has further highlighted the need to service the entire retail distribution chain without regard to the specific form of distribution. We believe this Platform is our first step in recognizing this paradigm shift and should enable us to capitalize on these strategic opportunities and position the Company to continue creating significant value for our shareholders. It will also provide RPT with a greater competitive advantage in growing our portfolio of assets in an accretive manner. It’s a win-win for shareholders and our new Platform’s investors.”

Lee Kok Sun, Chief Investment Officer of Real Estate, GIC, said, “As a long-term investor, we believe there are opportunities in the retail net lease sector to acquire high-quality assets with strong tenant credit at attractive pricing. We expect to create value in identifying pricing inefficiencies between different tenant and property types within the retail sector. We are pleased to grow our strategic partnership with RPT, and look forward to scaling the joint venture together.”

Steven Frankel, Principal and Head of Real Estate at Zimmer, said, “The current retail real estate environment is fast moving and at an important crossroads. We chose to partner with RPT because of their commitment to operational excellence and demonstrated ability to capitalize on strategic opportunities. We are excited about the possibilities.”

Ian Glastein, Managing Principal at Monarch, said, “Through our long-standing approach of identifying attractive risk-adjusted investment opportunities across asset classes and working with experienced and accomplished partners, it became evident to us that partnering with the RPT team provides the ability to accomplish both of these goals. Given significant dislocations throughout the market and strong underlying investment merits of the platform, we believe that formation of this partnership is an ideal way for Monarch to continue to strategically invest in the retail real estate sector. We look forward to contributing our opportunistic, credit and structuring expertise to help generate strong returns for our partnership.”

For additional details, an investor presentation regarding the Platform is available on our website at investors.rptrealty.com/financial-reports/investor-presentations.

About RPT Realty
RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of December 31, 2020, our property portfolio consisted of 49 shopping centers (including five shopping centers owned through a joint venture) representing 11.9 million square feet of gross leasable area. As of December 31, 2020, the Company’s pro-rata share of the aggregate portfolio was 92.8% leased. For additional information about the Company please visit rptrealty.com.

About GIC
GIC is a leading global investment firm established in 1981 to manage Singapore’s foreign reserves. A disciplined long-term value investor, GIC is uniquely positioned for investments across a wide range of asset classes, including equities, fixed income, private equity, real estate and infrastructure. In private equity, GIC invests through funds as well as directly in companies, partnering with its fund managers and management teams to help world class businesses achieve their objectives. Headquartered in Singapore, GIC employs over 1,700 people across 10 offices in key financial cities worldwide. For more information about GIC, please visit www.gic.com.sg or follow us on LinkedIn.

About Monarch Alternative Capital LP
Monarch Alternative Capital LP is a global investment firm founded in 2002 with approximately $9 billion in assets under management. Monarch focuses primarily on opportunistic and distressed situations across corporate debt, real estate, special situations, and other market segments. Monarch draws on the skills and experience of its employees across its offices in New York and London. For more information, please visit www.monarchlp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as ended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, plans or beliefs concerning future events and may be identified by terminology such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “predict” or similar terms. Although the forward-looking statements made in this document are based on our good faith beliefs, reasonable assumptions and our best judgment based upon current information, certain factors could cause actual results to differ materially from those in the forward-looking statements. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to predict or control. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: our success or failure in implementing our business strategy; economic conditions generally and in the commercial real estate and finance markets specifically; the cost and availability of capital, which depends in part on our asset quality and our relationships with lenders and other capital providers; risks associated with bankruptcies or insolvencies or general downturn in the businesses of tenants; the potential adverse impact from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company's tenants, which are heightened as a result of the COVID-19 pandemic; changes in governmental regulations, tax rates and similar matters; and other factors detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including in particular those set forth under “Risk Factors” in our latest annual report on Form 10-K, which you should interpret as being heightened as a result of the numerous and ongoing adverse impacts of COVID-19. Given these uncertainties, you should not place undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

Investor Contact
RPT Realty
Vin Chao
Senior Vice President of Finance
vchao@rptrealty.com
(212) 221-1752

Media Contact
Prosek Partners (on behalf of RPT Realty)
Mike Geller
Partner
mgeller@prosek.com
(646) 818-9018